                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                           IRVINE SENSORS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46366 41 02
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 June 25, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46366 41 02

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON

          FUNDSELECT E

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

  (a) [_]
  (b) [_]

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           LUXEMBOURG


                       5.   SOLE VOTING POWER
 NUMBER OF                      2,949,100
  SHARES               ---------------------------------------------------------
 BENEFICIALLY          6.   SHARED VOTING POWER
 OWNED BY                       0
   EACH                ---------------------------------------------------------
 REPORTING             7.   SOLE DISPOSITIVE POWER
  PERSON                        2,949,100
   WITH                ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,949,100

--------------------------------------------------------------------------------

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [_]
--------------------------------------------------------------------------------

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.45%

--------------------------------------------------------------------------------

12.   TYPE OF REPORTING PERSON

          CO

Item 1(a).  Name of Issuer:

            IRVINE SENSORS CORPORATION

Item 1(b).  Address of Issuer's principal executive offices:

            3001 Redhill Avenue, Building 3
            Costa Mesa, CA 92626

Item 2(a).  Name of person filing:

            FUNDSELECT E


Item 2(b).  Address or principal business office or, if none, residence:

            HYPO-INVEST Luxembourg S.A.
            4, rue Alphonse Weicker
            L-2721 Luxembourg-Kirchberg


Item 2(c).  Citizenship:

            Luxembourg

Item 2(d).  Title of class of securities:

            Common Stock

Item 2(e).  CUSIP No.

            46366 41 02

Item 3.     Inapplicable

Item 4.     Ownership

       (a)  Amount beneficially owned:   2,949,100

       (b)  Percent of class:            8.45%

       (c)  Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:     2,949,100

         (ii)  Shared power to vote or to direct the vote:   0

         (iii) Sole power to dispose or to direct the disposition of:
               2,949,100

         (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5.  Inapplicable

Item 6.  Inapplicable

Item 7.  Inapplicable

Item 8.  Inapplicable

Item 9.  Inapplicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated July 2, 1999

                                         FUNDSELECT E



                                         By: /s/ Michael Lange

                                         Its:  Vice President
                                               --------------



                                       4